EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2014, relating to the consolidated financial statements of Sorrento Therapeutics, Inc. and Subsidiaries, a development stage company, for the years ended December 31, 2013 and December 31, 2012 and for the period from January 25, 2006 (Inception) through December 31, 2013, which appears in Sorrento Therapeutics, Inc. and Subsidiaries Annual Report on Form 10-K for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

April 25, 2014